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                                                                   EXHIBIT 4-1

                                    FORM OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              DTE ENERGY COMPANY

                                   ARTICLE I

     The name of the corporation is DTE Energy Company.

                                   ARTICLE II

     The purposes for which the corporation (the "Company") is formed are to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act (the "Act").

                                  ARTICLE III

     The location and post office address of the principal office of the Company at the time of filing these Articles is 2000 Second Avenue, Detroit, Wayne County, Michigan 48226 and it is hereby designated as the location and post office address of the registered office of the Company in Michigan under these Articles.

                                   ARTICLE IV

     The name of the Company's resident agent in Michigan at the time of filing these Articles is Susan M. Beale and she is hereby designated as the resident agent of the Company in Michigan under these Articles.

                                   ARTICLE V

     A. The aggregate number of shares which the Company is authorized to issue is Four Hundred Five Million (405,000,000) shares, divided into and consisting of (a) Four Hundred Million (400,000,000) shares of Common Stock, without par value, and (b) Five Million (5,000,000) shares of Preferred Stock, without par value, issuable in one or more series as hereinafter provided.

     B. The authorized Preferred Stock may be issued, in one or more series, from time to time as the Board of Directors may determine. Each series of Preferred Stock shall bear a distinctive designation, shall be issued in such number of shares and shall have such relative voting, distribution, dividend, liquidation and other rights, preferences and limitations and redemption and/or conversion provisions (including provisions for the redemption or conversion of shares at the option of the shareholder or the Company or upon the happening of a specified event) as shall be prescribed, and the Board of Directors is expressly authorized to fix such terms, by a resolution of the Board of Directors. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation to the extent provided by the Act.

     C. Each holder of Common Stock of the Company shall be entitled to one vote for each share of such stock standing in such shareholder's name on the books of the Company and each holder of Preferred Stock of the Company shall be entitled to such voting rights as shall be established by the Board of Directors pursuant to paragraph B of this Article V; provided that no share of Preferred Stock may be entitled to more than one vote per share.

     D. In all elections of directors every holder of Common Stock, and every holder of Preferred Stock entitled to vote for the election of directors whose Preferred Stock has been granted the right to cumulate votes in the election of directors shall have the right to vote the number of shares of stock owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has the right to vote, or to cumulate all the votes such shareholder could cast for election of directors and cast them all for one candidate or distribute them among candidates for whom such shareholder is entitled to vote, as such shareholder shall think fit.

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     E. No shareholder shall have any preemptive or preferential right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, or of securities carrying options, warrants or other rights to purchase or otherwise acquire stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise, or to have any other preemptive or preferential right as now or hereafter defined by the laws of the State of Michigan.

                                   ARTICLE VI

     To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Company existing hereunder immediately prior to such repeal or modification.

                                  ARTICLE VII

     Each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as an employee or agent of the Company or as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether for profit or not (including any employee benefit plan), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect. The foregoing provision shall extend to the heirs, executors, administrators or estate of any such person. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in this Article. Any repeal or modification of this
Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

                                  ARTICLE VIII

     The term of the corporate existence of the Company is perpetual.

                                   ARTICLE IX

     The name and address of the sole incorporator is as follows:

                                          Susan M. Beale
                                          2000 Second Avenue
                                          Detroit, Michigan 48226


                                   ARTICLE X

     These Amended and Restated Articles of Incorporation were adopted in accordance with Section 611(2) of the Act.

     IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation
were executed by the undersigned on behalf of the Company on the      day of
            , 1995.

                                          DTE ENERGY COMPANY

                                          --------------------------------------
                                          By: John E. Lobbia
                                          Its: Chairman of the Board